BLUE BIRD REPORTS FISCAL 2025 SECOND QUARTER RESULTS;
BEATS SECOND QUARTER GUIDANCE WITH RECORD RESULT;
REAFFIRMS 2025 GUIDANCE AND LONG-TERM OUTLOOK

Net Sales of $359M and GAAP Net Income of $26M
Adj. EBITDA of $49M with 14% Margin and 2,295 Buses Sold
FY2025 Adj. EBITDA Guidance Reaffirmed at $200M or 14% of Revenue

MACON, Ga. (May 7, 2025) – Blue Bird Corporation (“Blue Bird”) (Nasdaq: BLBD), the leader in electric and low-emission school buses, announced today its fiscal 2025 second quarter results.

Highlights

(in millions except Unit Sales and EPS data)	Three Months Ended March 29, 2025	B/(W) Prior Year	Six Months Ended March 29, 2025	B/(W) Prior Year
Unit Sales	2,295	41	4,425	42
GAAP Measures:
Revenue	$358.9	$12.9	$672.7	$9.1
Net Income	$26.0	$—	$54.8	$2.6
Diluted EPS	$0.79	$—	$1.65	$0.06
Non-GAAP Measures[1]:
Adjusted EBITDA	$49.2	$3.5	$95.0	$1.6
Adjusted Net Income	$31.5	$2.3	$62.1	$3.2
Adjusted Diluted EPS	$0.96	$0.07	$1.87	$0.07
1 Reconciliation to relevant GAAP metrics shown below

“I am incredibly proud of our team in delivering another outstanding result, achieving a new all-time quarterly record revenue and profit,” said John Wyskiel, President & CEO of Blue Bird Corporation. “The Blue Bird team continued to exceed expectations, improving operations, driving new orders, and expanding our leadership in alternative-powered buses. Market demand remains very strong with approximately 4,900 units in our order backlog at the end of the second quarter. Unit sales were slightly above the same period as last year, and revenue was up by $12.9M, driven by product mix and pricing. We delivered an exceptional 14% Adj. EBITDA margin for Q2 2025. With 88% of our second quarter unit sales mix comprised of internal combustion engine (ICE) buses, this result demonstrates the very strong earnings power of our core business.

“In our push to expand our leadership in alternative-powered school buses, we delivered a record 265 electric-powered buses this quarter. As of the end of the quarter, we have more than 1,100 EV buses either sold or in our firm order backlog, which supports our EV sales target for 2025.

“Based on our strong Q2 performance, we’ve maintained our full-year financial guidance for Adjusted EBITDA at $200 million, with a 14% margin. This will be an all-time full-year record for Blue Bird, and we look forward to sustained profitable growth in the coming years.”

FY2025 Guidance and Long-Term Outlook Reaffirmed

“We are very pleased with the second quarter results, with our highest ever quarterly revenue and Adj. EBITDA” said Razvan Radulescu, CFO of Blue Bird Corporation. “Our business is in a very strong position and we continue to deliver ahead of the plan we have been messaging. We are reaffirming our full-year 2025 guidance for Net Revenue to $1.4-1.5 Billion, Adj. EBITDA to $190-210 million and Adj. Free Cash Flow to $60-80 million. Additionally, we are confirming our long-term profit outlook towards an Adjusted EBITDA margin of 15%+ on ~$2 billion in revenue.”

Fiscal 2025 Second Quarter Results

Net Sales
Net sales were $358.9 million for the second quarter of fiscal 2025, an increase of $12.9 million, or 3.7%, compared to $345.9 million for the second quarter of fiscal 2024. The increase in net sales is primarily due to a small increase in Bus unit bookings as well as Bus customer and product mix changes that were partially offset by a small decrease in Parts sales.

Bus sales increased $14.8 million, or 4.6%, reflecting a 1.8% increase in unit bookings and a 2.8% increase in average sales price per unit. In the second quarter of fiscal 2025, 2,295 units booked compared to 2,254 units booked for the same period in fiscal 2024. The small increase in unit price for the second quarter of fiscal 2025 compared to the same period in fiscal 2024 was primarily due to customer and product mix changes.

Parts sales decreased $1.8 million, or 6.5%, for the second quarter of fiscal 2025 compared to the second quarter of fiscal 2024. This decrease is primarily attributed to slight variations due to product and channel mix.

Gross Profit
Second quarter gross profit of $70.9 million represented an increase of $7.2 million from the second quarter of last year. The increase was primarily driven by the $12.9 million increase in net sales, discussed above, and partially offset by a corresponding increase of $5.7 million in cost of goods sold.

Net Income
Net income was $26.0 million for the second quarter of fiscal 2025, the same as from the second quarter of last year. Among other smaller fluctuations, the $7.2 million increase in gross profit, discussed above, was offset by an increase of $9.6 million in selling, general and administrative expenses, primarily due to an increase in a) share-based compensation expense recorded in the second quarter of fiscal 2025 relating to the retirement of our former President and Chief Executive Officer and b) labor costs.

Adjusted Net Income
Adjusted net income of $31.5 million represented an increase of $2.3 million from the second quarter of last year. The increase was primarily driven by a tax effected increase of $3.7 million in share-based compensation expense, largely relating to the retirement of our former President and Chief Executive Officer, and partially offset by a tax effected $1.4 million in stockholder transaction costs that was present in the second quarter of last year, with no such expense in the current year.

Adjusted EBITDA
Adjusted EBITDA was $49.2 million, which was an increase of $3.5 million compared with the second quarter of fiscal 2024. The increase primarily relates to the $4.9 million increase in share-based compensation expense and $1.9 million decrease in stockholder transaction costs, both discussed above.

Year-to-Date Fiscal 2025 Results

Net Sales
Net sales were $672.7 million for the six months ended March 29, 2025, an increase of $9.1 million, or 1.4%, compared to $663.6 million for the six months ended March 30, 2024. The increase in net sales is primarily due to a small increase in Bus unit bookings as well as Bus customer and product mix changes that were partially offset by a small decrease in Parts sales.

Bus sales increased $9.5 million, or 1.5%, reflecting a 1.0% increase in units booked and a 0.6% increase in average sales price per unit. 4,425 units booked in the six months ended March 29, 2025 compared with 4,383 units booked during the same period in fiscal 2024. The small increase in unit price for the first six months of fiscal 2025 compared to the same period in fiscal 2024 was primarily due to customer and product mix changes.

Parts sales decreased $0.3 million, or 0.6%, for the six months ended March 29, 2025 compared to the six months ended March 30, 2024. This small decrease is primarily attributed to slight variations due to product and channel mix.

Gross Profit
Fiscal year-to-date gross profit was $131.2 million, an increase of $4.0 million from the same period in the prior year. The increase was primarily driven by the $9.1 million increase in net sales, discussed above, and partially offset by a corresponding increase of $5.2 million in cost of goods sold.

Net Income
Net income was $54.8 million for the six months ended March 29, 2025, a $2.6 million increase from the same period in the prior year. The increase in net income was primarily driven by the $4.0 million increase in gross profit, discussed above.

Adjusted Net Income
Adjusted net income was $62.1 million for the six months ended March 29, 2025, an increase of $3.2 million compared to the same period in the prior year. This is primarily due to the $2.6 million increase in net income, discussed above.

Adjusted EBITDA
Adjusted EBITDA was $95.0 million for the six months ended March 29, 2025, an increase of $1.6 million compared to the same period in the prior year. This is primarily due to the $2.6 million increase in net income, discussed above.

Conference Call Details

Blue Bird will discuss its second quarter 2025 results in a conference call at 4:30 PM ET today. Participants may listen to the audio portion of the conference call either through a live audio webcast on the Company's website or by telephone. The slide presentation and webcast can be accessed via the Investor Relations portion of Blue Bird's website at www.blue-bird.com.

•Webcast participants should log on and register at least 15 minutes prior to the start time on the Investor Relations homepage of Blue Bird’s website at http://investors.blue-bird.com. Click the link in the events box on the Investor Relations landing page.

•Participants desiring audio only should dial 404-975-4839 or 833-470-1428. The access code is 942442.

A replay of the webcast will be available approximately two hours after the call concludes via the same link on Blue Bird’s website.

About Blue Bird Corporation

Blue Bird (NASDAQ: BLBD) is recognized as a technology leader and innovator of school buses since its founding in 1927. Our dedicated team members design, engineer and manufacture school buses with a singular focus on safety, reliability, and durability. School buses carry the most precious cargo in the world – 25 million children twice a day – making them the most trusted mode of student transportation. The company is the proven leader in low- and zero-emission school buses with more than 20,000 propane, natural gas, and electric powered buses in operation today. Blue Bird is transforming the student transportation industry through cleaner energy solutions. For more information on Blue Bird's complete product and service portfolio, visit www.blue-bird.com.

Key Non-GAAP Financial Measures We Use to Evaluate Our Performance

This press release includes the following non-GAAP financial measures “Adjusted EBITDA,” "Adjusted EBITDA Margin," "Adjusted Net Income," "Adjusted Diluted Earnings per Share," “Free Cash Flow” and “Adjusted Free Cash Flow”. Adjusted EBITDA and Free Cash Flow are financial metrics that are utilized by management and the board of directors, as and when applicable, to determine (a) the annual cash bonus payouts, if any, to be made to certain employees based upon the terms of the Company’s Management Incentive Plan, and (b) whether the performance criteria have been met for the vesting of certain equity awards granted annually to certain members of management based upon the terms of the Company’s Omnibus Equity Incentive Plan. Additionally, consolidated EBITDA, which is an adjusted EBITDA metric defined by our Credit Agreement that could differ from Adjusted EBITDA discussed above as the adjustments to the calculations are not uniform, is used to determine the Company's ongoing compliance with several financial covenant requirements, including being utilized in the denominator of the calculation of the Total Net Leverage Ratio. Accordingly, management views these non-GAAP financial metrics as key for the above purposes and as a useful way to evaluate the performance of our operations as discussed further below.

Adjusted EBITDA is defined as net income or loss prior to interest income; interest expense including the component of operating lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our U.S. GAAP financial statements) that represents interest expense on lease liabilities; income taxes; and depreciation and amortization including the component of operating lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our U.S. GAAP financial statements) that represents amortization charges on right-of-use lease assets; as adjusted for certain non-cash charges or credits that we may record on a recurring basis such as share-based compensation expense and unrealized gains or losses on certain derivative financial instruments as well as certain charges such as (i) transaction related costs or (ii) discrete expenses related to major cost cutting and/or operational transformation initiatives. While certain of the charges that are added back in the Adjusted EBITDA calculation, such as transaction related costs and major cost cutting and/or operational transformation initiatives, represent operating expenses that may be recorded in more than one annual period, the significant project or transaction giving rise to such expenses is not considered to be indicative of the Company’s normal operations. Accordingly, we believe that these, as well as the other credits and charges that comprise the amounts utilized in the determination of Adjusted EBITDA described above, should not be used in evaluating the Company’s ongoing annual operating performance.

We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of performance defined in accordance with U.S. GAAP. The measures are used as a supplement to U.S. GAAP results in evaluating certain aspects of our business, as described below.

We believe that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share are useful to investors in evaluating our performance because the measures consider the performance of our ongoing operations, excluding decisions made with respect to capital investment, financing, and certain other significant initiatives or transactions as outlined in the preceding paragraph. We believe the non-GAAP measures offer additional financial metrics that, when coupled with the GAAP results and the reconciliation to GAAP results, provide a more complete understanding of our results of operations and the factors and trends affecting our business.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Diluted Earnings per Share should not be considered as alternatives to net income or GAAP earnings per share as an indicator of our performance or as alternatives to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. Although we believe the non-GAAP measures may enhance an evaluation of our operating performance based on recent revenue generation and product/overhead cost control because they exclude the impact of prior decisions made about capital investment, financing, and other expenses, (i) other companies in Blue Bird’s industry may define Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share differently than we do and, as a result, they may not be comparable to similarly titled measures used by other companies in Blue Bird’s industry, and (ii) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share exclude certain financial information that some may consider important in evaluating our performance.

We compensate for these limitations by providing disclosure of the differences between Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of our operating results.

Our measures of “Free Cash Flow” and "Adjusted Free Cash Flow" are used in addition to and in conjunction with results presented in accordance with GAAP and free cash flow and adjusted free cash flow should not be relied upon to the exclusion of GAAP financial measures. Free cash flow and adjusted free cash flow reflect an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

We define Free Cash Flow as total cash provided by/used in operating activities as adjusted for net cash paid for the acquisition of fixed assets and intangible assets. We use Free Cash Flow, and ratios based on Free Cash Flow, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a more conservative measure of cash flow since purchases of fixed assets and intangible assets are a necessary component of ongoing operations.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements include statements in this press release regarding guidance, seasonality, product mix and gross profits and may include statements relating to:

•Inherent limitations of internal controls impacting financial statements
•Growth opportunities
•Future profitability
•Ability to expand market share
•Customer demand for certain products
•Economic conditions (including tariffs) that could affect fuel costs, commodity costs, industry size and financial conditions of our dealers and suppliers
•Labor or other constraints on the Company’s ability to maintain a competitive cost structure
•Volatility in the tax base and other funding sources that support the purchase of buses by our end customers
•Lower or higher than anticipated market acceptance for our products
•Other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by us (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

Contact:
Mark Benfield
Investor Relations
(478) 822-2315
Mark.Benfield@blue-bird.com

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands of dollars, except for share data)	March 29, 2025	September 28, 2024
Assets
Current assets
Cash and cash equivalents	$130,749	$127,687
Accounts receivable, net	15,786	59,099
Inventories	163,832	127,798
Other current assets	18,052	8,795
Total current assets	$328,419	$323,379
Property, plant and equipment, net	$104,022	$97,322
Goodwill	18,825	18,825
Intangible assets, net	42,620	43,554
Equity investment in affiliates	35,967	32,089
Deferred tax assets	5,075	2,399
Finance lease right-of-use assets	78	332
Pension	6,563	4,649
Other assets	2,129	2,345
Total assets	$543,698	$524,894
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$153,730	$143,156
Warranty	7,164	7,166
Accrued expenses	42,454	55,775
Deferred warranty income	10,281	9,421
Finance lease obligations	377	975
Other current liabilities	7,640	14,480
Current portion of long-term debt	5,000	5,000
Total current liabilities	$226,646	$235,973
Long-term liabilities
Revolving credit facility	$—	$—
Long-term debt	87,661	89,994
Warranty	9,181	9,013
Deferred warranty income	20,167	18,541
Deferred tax liabilities	1,530	2,783
Finance lease obligations	—	6
Other liabilities	8,121	9,020
Total long-term liabilities	$126,660	$129,357
Guarantees, commitments and contingencies
Stockholders' equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 shares outstanding at March 29, 2025 and September 28, 2024	$—	$—
Common stock, $0.0001 par value, 100,000,000 shares authorized, 31,674,003 and 32,268,022 shares issued and outstanding at March 29, 2025 and September 28, 2024, respectively	3	3
Additional paid-in capital	191,985	185,977
Retained earnings	24,715	—
Accumulated other comprehensive loss	(26,311)	(26,416)
Total stockholders' equity	$190,392	$159,564
Total liabilities and stockholders' equity	$543,698	$524,894

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
(in thousands of dollars except for share data)	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024
Net sales	$358,851	$345,915	$672,723	$663,575
Cost of goods sold	287,997	282,276	541,552	536,378
Gross profit	$70,854	$63,639	$131,171	$127,197
Operating expenses
Selling, general and administrative expenses	37,143	27,571	64,418	53,173
Operating profit	$33,711	$36,068	$66,753	$74,024
Interest expense	(1,813)	(2,812)	(3,728)	(6,443)
Interest income	1,258	1,054	2,826	2,142
Other income (expense), net	444	(1,968)	3,360	(3,189)
Loss on debt refinancing	—	—	—	(1,558)
Income before income taxes	$33,600	$32,342	$69,211	$64,976
Income tax expense	(9,129)	(8,261)	(17,822)	(16,707)
Equity in net income of non-consolidated affiliates	1,575	1,942	3,379	3,904
Net income	$26,046	$26,023	$54,768	$52,173

Earnings per share:
Basic weighted average shares outstanding	31,917,407	32,240,458	32,072,354	32,205,657
Diluted weighted average shares outstanding	32,885,993	33,074,592	33,152,066	32,828,339
Basic earnings per share	$0.82	$0.81	$1.71	$1.62
Diluted earnings per share	$0.79	$0.79	$1.65	$1.59

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
(in thousands of dollars)	March 29, 2025	March 30, 2024
Cash flows from operating activities
Net income	$54,768	$52,173
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	7,710	7,255
Non-cash interest expense	167	219
Share-based compensation expense	9,940	4,543
Equity in net income of non-consolidated affiliates	(3,379)	(3,904)
Dividend from equity investment in affiliates	—	2,991
Loss on disposal of fixed assets	285	25
Deferred income tax (benefit) expense	(3,962)	1,825
Amortization of deferred actuarial pension losses	139	344
Loss on debt refinancing	—	1,558
Changes in assets and liabilities:
Accounts receivable	43,313	1,149
Inventories	(36,034)	(10,115)
Other assets	(10,955)	(10,016)
Accounts payable	9,929	2,298
Accrued expenses, pension and other liabilities	(17,741)	4,426
Total adjustments	$(588)	$2,598
Total cash provided by operating activities	$54,180	$54,771
Cash flows from investing activities
Cash paid for fixed assets	$(13,616)	$(5,643)
Equity investment in affiliates	(500)	—
Total cash used in investing activities	$(14,116)	$(5,643)
Cash flows from financing activities
Revolving credit facility borrowings	$—	$36,220
Revolving credit facility repayments	—	(36,220)
Term loan borrowings	—	100,000
Term loan repayments	(2,500)	(133,050)
Principal payments on finance leases	(604)	(292)
Cash paid for debt costs	—	(3,128)
Repurchase of common stock in connection with repurchase program	(30,053)	—
Repurchase of common stock in connection with stock award exercises	(4,412)	(301)
Cash received from stock option exercises	567	1,751
Total cash used in financing activities	$(37,002)	$(35,020)
Change in cash and cash equivalents	3,062	14,108
Cash and cash equivalents at beginning of period	127,687	78,988
Cash and cash equivalents at end of period	$130,749	$93,096

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended		Six Months Ended
(in thousands of dollars)	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024
Net income	$26,046	$26,023	$54,768	$52,173
Adjustments:
Interest expense, net (1)	633	1,860	1,066	4,515
Income tax expense	9,129	8,261	17,822	16,707
Depreciation, amortization, and disposals (2)	4,251	3,988	8,494	8,198
Share-based compensation expense	7,434	2,492	9,940	4,543
Stockholder transaction costs	—	1,933	—	3,154
Loss on debt refinancing	—	—	—	1,558
Micro Bird Holdings, Inc. total interest expense, net; income tax expense or benefit; depreciation expense and amortization expense	1,713	1,195	1,156	1,395
Other	—	(1)	—	(83)
Adjusted EBITDA	$49,206	$45,751	$94,959	$93,355
Adjusted EBITDA margin (percentage of net sales)	13.7%	13.2%	14.1%	14.1%

(1) Includes $0.1 million for both the three months ended March 29, 2025 and March 30, 2024, and $0.2 million for both the six months ended March 29, 2025 and March 30, 2024, representing interest expense on operating lease liabilities, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.
(2) Includes $0.4 million and $0.3 million for the three months ended March 29, 2025 and March 30, 2024, respectively, and $0.8 million and $0.9 million for the six months ended March 29, 2025 and March 30, 2024, respectively representing amortization charges on right-of-use lease assets, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.

Reconciliation of Free Cash Flow to Adjusted Free Cash Flow

	Three Months Ended		Six Months Ended
(in thousands of dollars)	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024
Net cash provided by operating activities	$27,770	$54,554	$54,180	$54,771
Cash paid for fixed assets	(9,022)	(2,739)	(13,616)	(5,643)
Free cash flow	$18,748	$51,815	$40,564	$49,128
Cash paid for stockholder transaction costs	—	1,933	—	3,154
Cash paid for other items	—	(1)	—	(83)
Adjusted free cash flow	18,748	53,747	40,564	52,199

Reconciliation of Net Income to Adjusted Net Income

	Three Months Ended		Six Months Ended
(in thousands of dollars)	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024
Net income	$26,046	$26,023	$54,768	$52,173
Adjustments, net of tax benefit or expense (1)
Share-based compensation expense	5,501	1,844	7,356	3,362
Stockholder transaction costs	—	1,430	—	2,334
Loss on debt refinancing	—	—	—	1,153
Other	—	(1)	—	(61)
Adjusted net income, non-GAAP	$31,547	$29,296	62,124	58,961

(1) Amounts are net of estimated tax rates of 26%.

Reconciliation of Diluted EPS to Adjusted Diluted EPS

	Three Months Ended		Six Months Ended
	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024
Diluted earnings per share	$0.79	$0.79	$1.65	$1.59
One-time charge adjustments, net of tax benefit or expense	0.17	0.10	0.22	0.21
Adjusted diluted earnings per share, non-GAAP	$0.96	$0.89	$1.87	$1.80
Adjusted weighted average dilutive shares outstanding	32,885,993	33,074,592	33,152,066	32,828,339